Exhibit 1.1

PLACEMENT AGREEMENT

This PLACEMENT AGREEMENT (the "Agreement") dated as of the 19th day of April, 2013, by and between CALDERA PHARMACEUTICALS, INC., a Delaware company (the "Company") and TAGLICH BROTHERS, INC. ("Placement Agent").

W I T N E S S E T H:

WHEREAS, in reliance upon the representations, warranties, terms and conditions hereinafter set forth, Placement Agent will use its best efforts to privately place up to 2,000,000 Units (the “Units”), consisting of one share of the Company's Common Stock, with a par value of $0.001 per share and one warrant exercisable into one share of common stock, at a price of $2.50 per Unit; and

WHEREAS, the Units are being issued pursuant to the Company’s Confidential Private Placement Memorandum and exhibits thereto dated April 8th, 2013, as the same may be amended and/or supplemented from time to time, (collectively, the “Memorandum”); and

WHEREAS, the underlying shares are being issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act").

NOW, THEREFORE, in consideration of the premises and the respective promises hereinafter set forth, the Company and the Placement Agent hereby agree as follows:

1.  Sale and Purchase of Units.

(a)Subject to the terms and conditions of this Agreement, the Company shall sell to the Investors the Units.  The Company shall have the right, in its sole discretion, to accept or reject any potential investor’s Subscription.  Placement Agent is hereby appointed the agent of the Company for the purpose of the offering and sale of the Units.

(b)The sale and purchase described in Paragraph 1(a) of this Agreement shall take place at a closing (the "Closing") at the offices of Sills Cummis Epstein & Gross, P.C., One Riverfront Plaza, Newark, New Jersey, or such other place as shall be acceptable to the Company and Placement Agent, on such date or dates as Placement Agent shall advise the Company on two (2) business days notice or such shorter notice as shall be reasonably acceptable to the Company. The Closing shall occur not later than April 30, 2013, unless such date is extended for one or more periods not to exceed sixty (60) days in total by the mutual agreement of the Company and the Placement Agent.

(c)All capitalized terms used in this Agreement which are not otherwise defined shall have the meanings ascribed to them in the Memorandum.

2.  Representations and Warranties of the Company.  The Company hereby represents and warrants to and covenants and agrees with the Placement Agent, as of the date hereof and as of the date of the Closing, as follows:

(a)The Company is a C corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by the Company or the property owned or leased by the Company requires such qualification.  Except as set forth in this Agreement, the Memorandum and in the exhibits annexed to the Memorandum, the Company has no subsidiaries and does not own any equity interest and has not made any loans or advances to or guarantees of indebtedness to any person, corporation, partnership or other entity.

(b)The capital structure of the Company is as described in the Memorandum.

(c)The Company has the full right, power and authority to execute, deliver and perform under this Agreement.  This Agreement has been duly executed by the Company and, at the Closing, the Shares being issued will have been duly executed by the Company, and this Agreement, and the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action and each constitute, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

(d)The Shares to be issued at the Closing have been validly authorized for issuance and, when issued pursuant to this Agreement, as the case may be, will be duly and validly authorized and issued.

(e)The Company has good and marketable title to all of its material property and assets and, except as set forth in the Memorandum or the financial statements of the Company (the “Financial Statements”), none of such property or assets of the Company is subject to any lien, mortgage, pledge, encumbrance or other security interest.

(f)The Company does not have any indebtedness to any officer, director, 5% stockholder or other Affiliate (as defined in the Rules and Regulations of the SEC under the 1933 Act) of the Company.

(g)The Company is in compliance with all laws, rules and regulations of all Federal, state and local government agencies having jurisdiction over the Company or affecting the business, assets or properties of the Company, except where the failure to comply has not and will not have a material adverse effect on the business, financial condition or results of operations of the Company, taken as a whole (a “Material Adverse Effect”).  The Company possesses all licenses, permits, consents, approvals and agreements (collectively, “Licenses”) which are required to be issued by any and all applicable Federal, state or local authorities necessary for the operation of their respective business and/or in connection with their respective assets or properties, except where the failure to possess such Licenses has not and will not have a Material Adverse Effect.

(h)The Company is not in default under any note, loan agreement, security agreement, mortgage, contract, franchise agreement, distribution agreement, lease, alliance agreement, joint venture agreement, agreement, license, permit, consent, approval or instrument to which it is a party, and no event has occurred which, with or without the lapse of time or giving of notice, or both, would constitute such default thereof by the Company or would cause acceleration of any obligation of the Company or would adversely affect the business, operations,  or financial condition of the Company, except where such default or event, whether with or without the lapse of time or giving of notice, or both, has not and will not have a Material Adverse Effect.  To the best of the knowledge of the Company, no party to any note, loan agreement, security agreement, mortgage, contract, franchise agreement, distribution agreement, lease, alliance agreement, joint venture agreement, agreement, license, permit, consent, approval or instrument with or given to the Company is in default thereunder and no event has occurred with respect to such party, which, with or without the lapse of time or giving of notice, or both, would constitute a default by such party or would cause acceleration of any obligations of such party.

(i)To the best of the Company's knowledge, except as set forth in the Memorandum, no officer, director or 5% stockholder of the Company and no Affiliate of any such person either (i) holds any interest in any corporation, partnership, business, trust, sole proprietorship or any other entity which is engaged in a business similar to that conducted by the Company (other than a passive immaterial interest in a public company engaged in any such business) or (ii) engages in business with the Company.

(j)Except as set forth in the Memorandum, there are no material (i.e., involving an asserted liability in excess of one hundred thousand dollars ($100,000)) claims, actions, suits, proceedings or labor disputes, inquiries or investigations (whether or not purportedly on behalf of the Company), pending or, to the best of the Company's knowledge, threatened, against the Company, at law or in equity or by or before any Federal, state, county, municipal or other governmental department, SEC, National Association of Securities Dealers, Inc., board, bureau, agency or instrumentality, domestic or foreign, whether legal or administrative or in arbitration or mediation. Neither the Company, nor any of its respective assets are subject to, nor is the Company in default with respect to, any order, writ, injunction, judgment or decree that is reasonably likely to materially adversely affect the financial condition, business or assets of the Company.

(k)    The Company has timely filed with the appropriate taxing authorities all returns in respect of taxes required to be filed through the date hereof and has timely paid all taxes that it is required to pay or has established an adequate reserve therefor, except where the Company has timely filed for extensions.  There are no pending or, to the knowledge of the Company, threatened audits, investigations or claims for or relating to any liability of the Company in respect of taxes.

(l)The Company has no material liabilities of any kind or nature whether accrued or contingent, matured or unmatured, known or unknown, except as set forth in the Financial Statements, the Memorandum and those liabilities incurred by the Company in the ordinary course of business.

(m)   There are no finder's fees or brokerage commissions payable with respect to the transactions contemplated by this Agreement due to the actions of the Company, except as described in the Memorandum.

(n)   The Company has the right to conduct its business in the manner in which its business has been heretofore conducted.  To the knowledge of the Company, the conduct of such businesses by the Company does not violate or infringe upon the patent, copyright, trade secret or other proprietary rights of any third party, and neither the Company nor any of the Subsidiaries has received any notice of any claim of any such violation or infringement.

(o)   The information contained in the Financial Statements and the Memorandum, taken together, describe in all material respects the business and financial condition of the Company, and such material, taken together, does not contain any misstatement of a material fact or omit to state a material fact necessary to make the information contained therein not misleading in light of the circumstances in which such disclosure is made.  The Placement Agent shall be entitled to rely on such material notwithstanding any investigation they or any of them may have made.

3.       Representations, Warranties and Covenants of Placement Agent.

(a)     Placement Agent hereby represents and warrants that it is duly authorized to execute this Agreement and perform its duties hereunder, and the execution and delivery by Placement Agent of this Agreement and the consummation of the transactions contemplated by this Agreement have been authorized by all necessary corporate action and will not result in any violation of, or be in conflict with, or constitute a default under, Placement Agent’s Articles of Incorporation or By-Laws, any agreement or instrument to which Placement Agent is a party or Placement Agent’s property is bound, or any judgment, decree, order or any statute, rule or regulation applicable to Placement Agent.

(b)     In offering the Shares for sale, Placement Agent will not offer Shares for sale, or solicit any offers to buy any Shares, or otherwise negotiate with any person in respect of the Shares, on the basis of any communications or documents relating to the Shares or any investment therein or to the Company or investment therein, other than the Memorandum and any other document satisfactory in form and substance to the Company (and approved by the Company in writing). Placement Agent will promptly deliver a copy of each amendment or supplement to the Memorandum (i) to all offerees then being or thereafter solicited by Placement Agent, and (ii) to each person who has subscribed for Shares prior to the receipt of such amendment or supplement.

(c)      In offering the Shares for sale, Placement Agent shall conduct such sales in the manner described in the Memorandum.

4.        Survival of Representations and Warranties and Indemnification.  The representations and warranties of the Company and Placement Agent set forth in Sections 3 and 4 of this Agreement shall survive the execution and delivery of the Shares.

5.        Use of Proceeds.  The net proceeds from the sale of the Shares will be used by the Company as disclosed in the Memorandum.

6.  Unregistered Securities.  None of the Securities have been registered under the 1933 Act, in reliance upon the applicability of Rule 506 of Regulation D of the 1933 Act to the transactions contemplated hereby.  The certificates representing the Shares will bear an investment legend.

7.        Indemnification.

(a)      Indemnification by Company.  The Company agrees to indemnify and hold harmless Placement Agent, its officers, directors and agents from and against any and all loss, liability, claim, damage and expense whatsoever arising out of (1) a breach or alleged breach by the Company of any warranty set forth in paragraph 3, (2) failure or alleged failure by the Company to comply with the provisions of paragraph 3, or (3) any untrue statement or alleged untrue statement of a material fact contained in the Memorandum or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission contained in the material furnished to the Company by Placement Agent on Placement Agent’s behalf, specifically for inclusion therein, which relates to Placement Agent’s activities pursuant to this Agreement.

(b)    Indemnification by Placement Agent. Placement Agent agrees to indemnify and hold harmless the Company (its officers, directors and agents) and each person, if any, who controls any of the foregoing within the meaning of the 1933 Act to the same extent as the indemnity from the Company described above against any and all loss, liability, claim, damage and expense whatsoever (or actions in respect thereto) arising out of or based upon (1) any untrue statement or alleged untrue statement of a material fact contained in the Memorandum or the omission or alleged omission therefrom of a material fact relating to Placement Agent furnished in writing by or on behalf of Placement Agent specifically for inclusion in the Memorandum;, (2) any misrepresentation or alleged misrepresentation, failure or alleged failure by Placement Agent to comply with the covenants and agreements set forth in Section 4;, or (3) breach or alleged breach by Placement Agent of its obligations under this Agreement.

8.      Fees.

(a)    The Placement Agent will receive compensation in the form of a nine percent (9%) cash selling commission.  In addition, the Placement Agent or its designees will also receive seven year warrants to purchase such number of shares of Common Stock equal to ten percent (10%) of the number of Series B Shares sold in the Offering and exchanged for Bridge Notes, which warrants will have an exercise price equal to $2.75 per share, provide the holders piggyback registration rights with respect to the Shares of Common Stock underlying the warrants and contain a cashless exercise provision. In addition, as an advisory fee, the Placement Agent will receive warrants to purchase 160,000 shares of common stock at an exercise price of $2.75 per share and warrants to purchase 40,000 shares of common stock at an exercise price of $0.01 per share.

(b)    The Company shall pay any fees required in connection with the qualification of the sale of the Securities under the state securities or "blue sky" laws of any state which the Placement Agent reasonably deems necessary and any other out-of-pocket expenses incurred by the Placement Agent in connection with the transaction contemplated by this Agreement. The Company has also agreed to reimburse the Placement Agent for all reasonable and actual out-of-pocket expenses such as travel, escrow and legal counsel up to $35,000 incurred directly in regard to the Offering.

(c)    All payments in connection with the sale of the Shares shall be made pursuant to the terms and conditions of the escrow agreement among the Company, Placement Agent and Capital Trust of Delaware, an executed copy of which has been delivered to and acknowledged by the Company.

9.      Board Members.

10.   The Placement Agent has the right to select two board members to serve on the Company’s Board for a period commencing on the date of the consummation of this Offering and expiring one year thereafter.

11.     Notices.  All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission, if confirmed by mail as provided in this Paragraph 10.  Notices shall be deemed to have been received on the date of personal delivery or facsimile or, if sent by certified or registered mail, return receipt requested, shall be deemed to be delivered on the third business day after the date of mailing.  Notices shall be sent to the following addresses:

To the Company:

CALDERA PHARMACEUTICALS, INC.
278 DP Road, Suite D
Los Alamos, New Mexico 87544
Attention: Benjamin Warner
Facsimile: (302) 347-1362

With a copy to:
Gracin & Marlow, LLP
405 Lexington Avenue, 26th Floor
New York, New York 10174
Attention: Hank Gracin, Esq.
Facsimile: (212) 208-4657

To Placement Agent:

TAGLICH BROTHERS, INC.
790 New York Avenue
Huntington, NY 11743
Facsimile: (631) 757-1333
Attention: Richard Oh

With a copy to:

Sills Cummis Epstein & Gross, P.C.
One Riverfront Plaza
Newark, NJ 07102
Facsimile: (973)
Attention: Ira Rosenberg

or to such other address as any party shall designate in the manner provided in this Paragraph 10.

12.    Miscellaneous.

(a)   This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supercedes any and all prior or contemporaneous oral and prior written agreements and understandings.  This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver.  No course of conduct or dealing and no trade custom or usage shall modify any provisions of this Agreement.

(b)   This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.  Each party hereby consents to the exclusive jurisdiction of the Federal and state courts situated in New York County, New York in connection with any action arising out of or based upon this Agreement and the transactions contemplated by this Agreement.

(c)    This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective personal representatives, successors and permitted assigns.

(d)    In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(e)    Each party shall, without payment of any additional consideration by any other party, at any time on or after the date of the Closing take such further action and execute such other and further documents and instruments as the other party may request in order to provide the other party with the benefits of this Agreement.

(f)     The captions and headings contained herein are solely for convenience and reference and do not constitute a part of this Agreement.

(g)    All references to any gender shall be deemed to include the masculine, feminine or neuter gender, the singular shall include the plural and the plural shall include the singular.

(h)    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CALDERA PHARMACEUTICALS, INC	TAGLICH BROTHERS, INC.

By:	By:
Name:	Name:
Title:	Title: